EXHIBIT 99.1

R.L. Drake, LLC

 Financial Statements

For the Years Ended December 31, 2011 and 2010

R.L. Drake, LLC

December 31, 2011 and 2010

Contents

Report of Independent Registered Public Accounting Firm	1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
R.L. Drake, LLC
Franklin, OH

We have audited the accompanying balance sheets of R.L. Drake, LLC (the “Company”) as of December 31, 2011 and 2010 and the related statements of operations, members’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of R.L. Drake, LLC as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Marcum LLP

New York, NY
April 16, 2012

R.L. Drake, LLC
Balance Sheets
December 31, 2011 and 2010

Assets

	2011	2010
Current Assets
Cash	$227,256	$969,474
Accounts receivable, net of allowance of $5,000 at December 31, 2010	895,186	633,415
Inventories, net	2,902,992	2,875,258
Prepaid expenses and other	141,539	91,442
Total current assets	4,166,973	4,569,589

Property and Equipment, net	242,364	255,198

Other Assets
Goodwill	1,308,747	1,308,747
Other intangible assets, net	1,350,000	1,624,984
Deferred finance costs, net	-	6,913
	2,658,747	2,940,644
Total Assets
	$7,068,084	$7,765,431

Liabilities and Members’ Equity

Current Liabilities
Accounts payable	$469,178	$324,142
Management fee – related party	465,618	253,122
Deferred rent expense, current portion	31,510	37,812
Accrued expenses	230,848	354,441
Total current liabilities	1,197,154	969,517

Deferred Rent Expense, net of current portion	-	31,510

Long-Term Debt	-	1,500,000

Total Liabilities	1,197,154	2,501,027

Commitments and Contingencies

Members’ Equity	5,870,930	5,264,404

Total Liabilities and Members’ Equity	$7,068,084	$7,765,431

See Accompanying Notes to Financial Statements

R.L. Drake, LLC
Statements of Operations and Members’ Equity
For the Years Ended December 31, 2011 and 2010

Statement of Operations

	2011	2010

Net Sales	$10,158,911	$8,142,663

Cost of Goods Sold	6,058,265	4,341,869

Gross Profit	4,100,646	3,800,794

Operating Expenses
Selling, general and administrative	3,079,491	3,449,339

Operating Income	1,021,155	351,455

Other Income (Expense)
Interest expense	(180,563)	(186,680)
Other	10,152	(9,280)
	(170,411)	(195,960)

Income Before Income Taxes	850,744	155,495

Provision for Income Taxes	61,513	30,103

Net Income	789,231	125,392

Members’ Equity

Members’ Equity, Beginning of Year	5,264,404	4,023,180
Related party debt forgiveness	-	1,115,832
Distributions	(182,705)	-

Members’ Equity, End of Year	$5,870,930	$5,264,404

See Accompanying Notes to Financial Statements

R.L. Drake, LLC
Statements of Cash Flows
For the Years Ended December 31, 2011 and 2010

	2011	2010

Cash Flows From Operating Activities:
Net income	$789,231	$125,392
Adjustments to reconcile net income to cash provided
by operating activities:
Depreciation and amortization	354,489	351,481
Inventory reserve	189,714	(199,680)
Deferred rent	(37,812)	69,322
Changes in operating assets and liabilities:
Accounts receivable	(261,771)	(49,265)
Inventories	(217,448)	1,011,725
Prepaid expenses and other	(50,097)	30,973
Accounts payable	145,036	(64,796)
Management fee payable- related party	212,496	221,872
Accrued expenses	(123,593)	3,553
Net cash provided by operating activities	1,000,245	1,500,681

Cash Flows From Investing Activities:
Purchase of property and equipment	(59,758)	(4,735)

Cash Flows From Financing Activities:
Net borrowings under line-of-credit agreement	-	413,472
Repayment of note payable	(1,500,000)	(1,000,000)
Member distributions	(182,705)	-
Net cash used in financing activities	(1,682,705)	(586,278)

Increase (Decrease) in Cash	(742,218)	909,668

Cash, Beginning of Year	969,474	59,806

Cash, End of Year	$$227,256	$969,474

Supplemental Cash Flows Information
Interest paid	$208,196	$169,650
Income tax paid	32,418	21,853

Non cash Investing and Financing Activities	$-	$1,115,832
Debt contributed to capital

See Accompanying Notes to Financial Statements

R.L. Drake, LLC
Notes to Financial Statements
December 31, 2011 and 2010

Note 1:                                Nature of Operations and summary of Significant Accounting Policies

Nature of Operations

The Company earns revenues predominately from the manufacturing and distribution of products to the private and franchised cable television markets and the cable system contractor market.  Products are sold primarily to dealers and distributors in the United States and Canada.

The financial statements of R.L. Drake, LLC include a division located in Canada.  The Canadian division is utilized by the Company to distribute the Company’s products throughout Canada.  The Company operates in one segment and the net assets of the Canadian division were approximately $425,000 and $457,000 at December 31, 2011 and 2010, respectively.  The net sales of the Canadian division were approximately $1,956,000 and $1,529,000 for the years ended December 31, 2011 and 2010, respectively.   All significant divisional transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  The Company’s significant estimates include reserves related to inventory and receivables as well as estimated useful lives of long-lived assets. Actual results could differ from those estimates.

Cash

Effective July 21, 2010, the FDIC’s insurance limits were permanently increased to $250,000.  Pursuant to legislation enacted in 2010, the FDIC will fully insure all noninterest-bearing transaction accounts beginning December 21, 2010 through December 31, 2012, at all FDIC-insured institutions.  At December 31, 2011, the Company’s cash accounts did not exceed federally insured limits.  Periodically, the Company evaluates the credit worthiness of the financial institutions and has not experienced any losses in such accounts. However, approximately $142,000 and $139,000 of cash was held in Canadian banks as of December 31, 2011 and 2010, respectively which exceeded the $100,000 Canadian Deposit Insurance Corporation Insurance limit.  The Company did not have any cash equivalents at December 31, 2011 and 2010.

Accounts Receivable

Accounts receivable are stated at the amount billed to customers.  The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions.  Accounts receivable are ordinarily due 30 days after the issuance of the invoice.  Accounts past due more than 120 days are considered delinquent.  Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

R.L. Drake, LLC
Notes to Financial Statements
December 31, 2011 and 2010

Inventories

Inventories consist of raw materials, work-in-process and finished goods.  Inventories are stated at the lower of cost or market.  Cost is determined using the first-in, first-out (FIFO) method. The Company continually analyzes its slow-moving, excess and obsolete inventories, excess and obsolete inventories. Based on historical and projected sales volumes and anticipated selling prices, if the Company does not meet its sales expectations, these reserves are increased. Products that are determined to be obsolete are written down to net realizable value. The Company believes reserves are adequate and inventories are reflected at net realizable value.

Property and Equipment

Property and equipment are recorded at cost.  Property and equipment are depreciated over the estimated useful life of each asset.  Annual depreciation is primarily computed using the straight-line depreciation method. Expenditures for maintenance and repairs, which do not extend the economic life of the related assets, are charged to operations as incurred. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gains or loss on disposal is recognized.

Goodwill and Other Intangible Assets

We account for goodwill and intangible assets in accordance with Accounting Standards Codification (“ASC”) 350 Intangibles - Goodwill and Other (“ASC 350”). ASC 350 requires that goodwill and other intangibles with indefinite lives should be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations. GAAP requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests when circumstances indicate that the recoverability of the carrying amount of goodwill may be in doubt. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgment is required to estimate the fair value of reporting units including estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment.

Our business includes one goodwill reporting unit. We annually review goodwill for possible impairment by comparing the fair value of the reporting unit to the carrying value of the assets. If the fair value exceeds the carrying value of net asset, no goodwill impairment is deemed to exist. If the fair value does not exceed the carrying value, goodwill is tested for impairment and written down to its implied fair value if it is determined to be impaired. We performed our annual goodwill impairment test on December 31, 2011 and 2010 using both the income approach and market approach with assumptions that our management believes are appropriate in the circumstances. Based upon the results, we determined that goodwill was not impaired as of December 31, 2011 and 2010.

R.L. Drake, LLC
Notes to Financial Statements
December 31, 2011 and 2010

Intangible assets are recorded at cost except for assets acquired using acquisition accounting, which are initially recorded at their estimated fair value.  Intangible assets with finite lives include customer relationships and non-compete agreements are amortized on a straight-line basis over the estimated useful lives ranging from 5 to 10 years.

Impairment of Long-Lived Assets

The Company reviews the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the asset or asset group to the undiscounted cash flows that the asset group is expected to generate. If the undiscounted cash flows of such assets are less than the carrying amount, the impairment to be recognized is measured by the amount by which the carrying amount of the asset or asset group, if any, exceeds its fair market value.

Amortization of Deferred financing Costs

The Company will amortize these costs to interest expense over the related term of the debt using the straight-line method which approximates the interest rate method.

Product Warranties

The Company provides limited warranties on certain of its products, for periods ranging from 1 to 3 years.  Based on the nature of the products, most claims occur within the first few months of use and are satisfied prior to year end.  Management does not consider the cost of its warranty obligations to be significant at December 31, 2011 and 2010.

Fair Value Disclosure

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and other debt obligations approximate fair value based on the short-term maturity of these instruments.  The carrying amounts reported in the balance sheet for long-term obligations approximate fair value as such instruments feature contractual interest rates that are consistent with current market rates of interest or have effective yields that are consistent with instruments of similar risk.

Fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The Company utilizes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level 1:                      Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2:                      Other inputs that are directly or indirectly observable in the marketplace.
Level 3:                      Unobservable inputs supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The adoption of this pronouncement did not have any material impact on the Company's financial position or results of operations.

R.L. Drake, LLC
Notes to Financial Statements
December 31, 2011 and 2010

Income Taxes

The Company’s members have elected to have the Company’s income taxed as a partnership under provisions of the Internal Revenue Code and a similar section of the state income tax law.  Therefore, taxable income or loss is reported to the individual members for inclusion in their respective tax returns and no provision for federal and state income taxes is included in these statements.  However, the Company is subject to certain local, state and foreign income taxes and a provision for these taxes has been reflected in the statements.  The Company has concluded there are no uncertain tax positions that would require recognition in the financial statements. If the Company were to incur an income tax liability in the future, interest and penalties on any income tax liability would be reported as income taxes. The Company’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis of tax laws, regulations and interpretations thereof as well as other factors. The Company files tax returns in U.S federal and various state and local jurisdictions and Canada and is subject to audit by tax authorities beginning with the year ended December 31, 2008.

Revenue Recognition

Revenue from the sale of the Company’s products is recognized typically when products are delivered to customers, provided that pervasive evidence of an arrangement exists, the fee is fixed or determinable and collection is reasonably assured.  To the extent that one or more of these conditions are not met, revenue is deferred until such time as all four criteria are met.  Any customer deposits relate to amounts received in advance from customers for unshipped orders.

Research and Development

Research and development cost are expensed as incurred.  The Company recorded expenses of approximately $703,000 and $751,000 in 2011 and 2010, respectively.

Foreign Currency Translation

The Company uses the United States dollar as its functional and reporting currency since the majority of the Company’s business activities is based in the United States dollar. Assets and liabilities in foreign currencies are translated using the exchange rate at the balance sheet date.  Revenues and expenses are translated at average rates of exchange during the year. Gains and losses from foreign currency transactions and translations for the years ended December 31, 2011 and 2010 and cumulative translation gains and losses as of December 31, 2011 and 2010 were not material.

Advertising Costs

Advertising costs are expensed as incurred. For the years ended December 31, 2011 and 2010, advertising expense was approximately $63,000 and $33,000, respectively, and is included in selling, general and administrative expenses.

R.L. Drake, LLC
Notes to Financial Statements
December 31, 2011 and 2010

Note 2:                           Inventories

	2011	2010

Manufacturing inventories
Raw materials	$1,200,822	$1,126,505
Work-in-process	973,634	1,005,238
Finished goods	908,536	993,515
Inventory reserve	(180,000)	(250,000)
	$2,902,992	$2,875,258

The Company recorded an increase of $189,714 and a reduction of $199,680 in the provision for slow moving and obsolete inventory during the years ended December 31, 2011 and 2010, respectively. In 2011 and 2010, the Company wrote off fully reserved inventories of approximately $260,000 and $5,000, respectively.

Note 3:                      Property and Equipment

Property and equipment consist of the following:

	2011	2010	Estimated Range Of Lives

Leasehold improvements	$166,191	$166,191	(A)
Machinery and equipment	303,480	243,722	4-10 Years
Furniture and fixtures	34,431	34,431	6-10 Years
Total cost	504,102	444,344
Accumulated depreciation	(261,738)	(189,146)

	$242,364	$255,198

(A)	Leasehold improvements are amortized over the lesser of the useful life of the assets or the remaining period of the lease.

Depreciation expense for the years ended December 31, 2011 and 2010 was $72,592 and $73,101, respectively.

R.L. Drake, LLC
Notes to Financial Statements
December 31, 2011 and 2010

Note 4:                      Other Intangible Assets

The carrying basis and accumulated amortization of 2011 recognized intangible assets were:

		2011			2010
	Average	Gross			Gross
	Amortization	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Period (yrs)	Amount	Amortization	Amount	Amount	Amortization	Amount

Amortized intangible assets
Customer relationships	10	$2,700,000	$1,350,000	$1,350,000	$2,700,000	$1,080,000	$1,620,000
Non-compete arrangements	5	25,000	25,000	-	25,000	20,016	4,984

		$2,725,000	$1,375,000	$1,350,000	$2,725,000	$1,100,016	$1,624,984

Amortization expense for the years ended December 31, 2011 and 2010 was $ 274,984 and $ 275,004, respectively.

Amortization expense for each of the following five years is:

2012	$ 270,000
2013	270,000
2014	270,000
2015	270,000
2016	270,000

Note 5:                      Debt

During 2010, the Company had a $4,000,000 revolving line of credit with an outstanding balance of $880,832.  The Company also had a note payable to a bank with an outstanding balance of $1,735,000, net of a $1,000,000 repayment in 2010.  In December 2010, the Bank sold the line of credit and note payable which had an aggregate outstanding balance of $2,615,832 at the time of the sale to Drake Debt, LLC, a related party through common ownership at a discount. At such time, Drake Debt, LLC, forgave $1,115,832 of the outstanding balance and the Company entered into a new loan agreement for $1,500,000 with Drake Debt, LLC. Such loan bore interest at 30%, was due on December 31, 2013 and was secured by substantially all of the Company’s assets. The Company recorded a $1,115,832 capital contribution for the portion of the loan that was forgiven. In May 2011, the Company repaid the $1,500,000 outstanding debt to Drake Debt, LLC.

In May 2011, the Company entered into a line of credit agreement with a financial institution.  The line of credit matures during May 2012, bears interest payable monthly at the prime rate (3.25% at December 31, 2011) plus 1% subject to a 4.25% floor. In addition, the Company is required to maintain a certain minimum tangible net worth. During 2011, the Company borrowed $430,000 under the new line of credit and repaid the entire amount as of December 31, 2011.

R.L. Drake, LLC
Notes to Financial Statements
December 31, 2011 and 2010

Note 6:                                Income Taxes

The domestic and foreign components of income (loss) before income taxes from continuing operations for the years ended December 31, 2011 and 2010 are as follows:

	2011	2010
Domestic	$658,279	$46,277
Foreign	192,465	109,268
Income from continuing operations before provision for income taxes	$850,744	$155,495

The Company’s income tax provision (benefit) consists of the following for the years ended December 31, 2011 and December 31, 2010:

	2011	2010
Current: Federal	$ --	$ --
State and local	--	--
Foreign	61,513	30,103
	61,513	30,103
Deferred:
Federal	--	--
State and local	--	--
Foreign	~~--~~	--
	~~--~~	--
Provision for income taxes	$61,513	$30,103

R.L. Drake, LLC
Notes to Financial Statements
December 31, 2011 and 2010

The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective rate for the years ended December 31, 2011 and December 31, 2010 is as follows:

	2011	2010
U.S. federal statutory rate	34.0%	34%
Canadian federal statutory rate difference	(3.9)%	(10.3)%
Ontario tax rate	2.6%	8.4%
U.S. partnership income not taxed of entity level	(26.3)%	(10.1)%
Other permanent differences	.8%	(2.6)%
Income Tax provision	7.2%	19.4%

The Company files Canadian federal and provincial income tax returns and U.S. federal, state and local income tax returns, as applicable. The Company may be subject to audit of federal and provincial income taxes by Canadian tax authorities for a period of three to five years from the date of the original notice of assessment in respect of any particular taxation year. In certain circumstances, the U.S. federal statute of limitations can reach beyond the standard three year period.

The Company’s U.S. federal and state tax returns are subject to audit by tax authorities beginning with the years ended December 31, 2008.

R.L. Drake, LLC
Notes to Financial Statements
December 31, 2011 and 2010

Note 7:                      Operating Leases

The Company leases its facilities under non-cancellable operating leases which expire in 2012.  These leases generally contain renewal options for an additional five years and require the Company to pay all executor costs such as property taxes, maintenance and insurance.  As a condition of the operating lease for one of the facilities, the Company was required to deposit approximately $140,000 into a restricted bank account to be released upon satisfaction of certain lease compliance tests.  During 2010, the Company failed to meet the lease compliance test and the lease was amended to have escalating lease payments.  At the time the lease was amended, the lessor seized the assets in escrow and will hold the assets until the end of the lease, at which time they will be paid in full.  The Company’s portion of the escrow balance is recorded in other assets.  Total lease expense amounted to $268,899 and $267,687 in 2011 and 2010, respectively.

Future minimum lease payments are as follows:

2012	$ 258,794

$ 258,794

Note 8:                      Related Party Transactions

In 2009, the Company has entered into a contract to pay management fees of $250,000 plus travel expenses per year to members of the LLC.  Effective April 1, 2010, the management fees were reduced to $212,000 plus travel expenses per year.  Management fees and other related party expenses for the years ended December 31, 2011 and 2010 were $277,636 and $229,684, respectively.  At December 31, 2011 and 2010, the Company owed $465,618 and $253,122, respectively, for accrued and unpaid management fees to related parties.  Interest expense on note payable related parties was $180,740 and $26,630 for the years ended December 31, 2011 and 2010, respectively.

Note 9:                      Concentrations, Commitments and Contingencies

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations.  Those matters include the following:

General Litigation

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business.  At the date of this report, the Company does not have any claims or lawsuits outstanding.

Sales and Accounts Receivable Concentrations

Net sales to major customers (defined as a customer who provided in excess of 10% of total revenue) approximated 47% and 16% of net sales in 2011 and 2010, respectively.  The Company had three such customers during 2011 and a single such customer in 2010.  At December 31, 2011, the Company had 64% of its accounts receivable due from a single customer and three customers comprise 40% of total accounts receivable at December 31, 2010.

R.L. Drake, LLC
Notes to Financial Statements
December 31, 2011 and 2010

Note 10:                     Profit-Sharing Plan

The Company has a 401(k) profit-sharing plan covering substantially all employees.  The Company’s matching contributions to the plan are determined quarterly by the Management Board. During 2009, the Company discontinued employer matching contributions.

Note 11:                      Limited Liability Company

The Company is a Delaware limited liability company.  No member shall be liable for the liabilities of the Company, except to the extent of the member’s capital contributions less any distributions.

The Company has Preferred, Class A and Class B units (all members are voting members).  The equity contributed by the preferred members was $3,420,000.  Class A members contributed equity of $2,000,000.  Class B units are preferred units which, as of any date of determination, are equal to a 10% per annum return on the Member’s Preferred Unreturned Contribution Amount.  At December 31, 2011 and 2010, no Class B preferred units were issued.

Restricted Unit Award

On January 1, 2010 and March 1, 2010, the Company issued 9,800 and 2,500, respectively, Class B Common Units of the Company to a member of management.  The units vest on a straight-line basis monthly over the two years following the grant date.  At December 31, 2011 and 2010, the number of outstanding vested units was 4,492 and 938, respectively.  The Company’s compensation expense related to these units was not material.

Liquidation Payments

The Preferred Members are entitled to distributions to the extent that Preferred Return Amounts exceed distributions previously made.  Second, Preferred Members are entitled to distributions to the extent of Unreturned Contribution Amounts.  Third, distributions are made to Members in proportion to the number of Units (of any class) if the amount the Class A Common Members would otherwise receive is less than the Unreturned Contribution Amounts, then the amounts would be distributed to Class A Common Members to the extent of Unreturned Contribution amounts and second to Preferred Members and Class B Common Members proportionate to the number of units held at the date of distribution.

Class A Cumulative Preferred Units

The Company issued cumulative preferred units to one of its members.  The preferred units yield cumulative dividends at the rate of 10% per year.  Unpaid dividends are added to the liquidation value of the preferred units on an annual basis.  At December 31, 2011 and 2010, the accumulated but unpaid dividends were $1,710,000 and $1,368,000, respectively.  The dividends are payable once declared by the Company’s Board of Managers. To date, these dividends have not been declared.

R.L. Drake, LLC
Notes to Financial Statements
December 31, 2011 and 2010

Members’ Equity by Class

Allocations of equity based on distribution priorities consist of the following:

	2011	2010

Class A preferred units	$4,109,591	$3,629,954
Class A common units	1,734,872	1,618,468
Class B common units	26,467	15,982

Total members’ equity	$5,870,930	$5,264,404

Note 12:                      Subsequent Events

On February 1, 2012, the Company entered into an Asset Purchase Agreement by and among  R.L. Drake Holdings, LLC (“RLD”), R. L. Drake Acquisition Corporation, a Delaware corporation, and WBMK Holding Company, an Ohio corporation, as amended by a certain First Amendment to the Asset Purchase Agreement dated February 3, 2012 (as so amended, the “Asset Purchase Agreement”).  Pursuant to the Asset Purchase Agreement, on February 1, 2012, RLD acquired substantially all of the assets and assumed certain specified liabilities of the Company.  The purchase price of $7,199,000 was comprised of approximately $6,477,000 paid at closing, plus approximately $679,000 of closing working capital less target working capital, subject to certain adjustments based upon a post-closing audit of the balance sheet of the Company, plus contingent purchase price payments of up to $1,500,000 (with a current fair value of $43,000) in the aggregate that may be made over the next three years if certain financial results are realized.  The assets acquired from the Company include assets used in manufacturing and delivering electronic communications solutions for cable television systems, digital television reception, video signal distribution and digital video encoding, including equipment, supplies and other tangible personal property, inventory, receivables, business records, trademarks and other intellectual property rights. In addition, the Company and certain members of the Company agreed, for a period of five (5) years, not to engage in any business that competes with the business formerly conducted by the Company and/or sold by the Company to RLD or the business presently conducted by RLD or any affiliate of RLD or to solicit employees or customers of the Company or RLD or any affiliate of RLD.

Subsequent events have been evaluated through April 16, 2012, which is the date the financial statements were available to be issued.